Exhibit 2.02

AGREEMENT AND PLAN OF MERGER

dated as of December 3, 2003

by and among

IGN ENTERTAINMENT, INC.

IGN ACQUISITION CORP.

GAMESPY INDUSTRIES, INC.

and

CERTAIN SHAREHOLDERS OF GAMESPY INDUSTRIES, INC.

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 3, 2003 by and among IGN Entertainment, Inc., a Delaware corporation (“Parent”), IGN Acquisition Corp., a California corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”), GameSpy Industries, Inc., a California corporation (the “Company”), the shareholders and optionholders of the Company whose names are set forth on Exhibit A attached hereto, including all holders of Company Shares and Company Options who execute a counterpart to this Agreement prior to Closing.

WHEREAS, this Agreement contemplates a transaction in which Merger Subsidiary will merge with and into the Company and the holders of Company Shares will receive cash in consideration for such merger;

NOW THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1                          Definitions.   The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Closing Date” means the date on which the Effective Time occurs.

“Company Granted Options” means all outstanding, unexercised options to purchase Company Common Stock granted as of the Closing Date.

“Company Options” means all Company Vested Options with an exercise price less than $3.00 per share.

“Company Shares” means the outstanding shares of Common Stock and Preferred Stock of the Company.

“Common Stock” means each share of common stock of the Company, par value $0.0001 per share, issued and outstanding.

“Company Vested Options” means all Company Granted Options vested as of the Closing Date after giving effect to the acceleration of any such options caused by the Transaction.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” shall have the meaning set forth in Section 3.7 of this Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 3.7 of this Agreement.

“Escrowed Consideration” shall have the meaning set forth in Section 3.7 of this Agreement.

“Escrow Fund” shall have the meaning set forth in Section 3.7 of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended to date.

“Holder” means any holder of Company Shares or Company Options.

“Intellectual Property Rights” means any trademark, service mark, trade name, trade dress, logos, packaging designs, slogans, Internet domain names, mask work, invention, patent, patent application, patent rights, trade secret, copyright in published or unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications and all derivatives, translations, adaptations and combinations of the foregoing), know-how, trade secrets, any registrations or applications for registration of any of the foregoing) and intellectual property rights and/or proprietary rights relating to any of the foregoing.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers after reasonable inquiry (which, in the case of the Company, shall mean the actual knowledge of Mark Surfas, Fred Thiel, Jon Epstein and Jill Littley).  Any such individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained by such individual after reasonable inquiry in connection with the performance of such individual’s ordinary duties to the Company or from reasonable inquiry of the employees of the Company that directly report to such individual as a person charged with administrative or operational responsibility for the Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Majority Holder” means Mark Surfas.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, properties, assets (including intangible assets), liabilities (contingent or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that in determining whether there has been a Material Adverse Effect with respect to any Person, any adverse effect directly attributable to or resulting directly from the following shall be disregarded:  (i) changes in general economic conditions in the United States or changes generally affecting the video-gaming industry, (ii) the direct effect of the Transactions or the public announcement thereof, or (iii) any action or inaction required of the Company under Article 7 hereof.

“Most Recent Company Fiscal Year End” means December 31, 2002.

“Percentage Interest” means, with respect to any Holder or group of Holders, a fraction (expressed as a percentage) the numerator of which is the number of Company Shares held or deemed held by such Holder or group of Holders after giving effect to the exercise or deemed exercise of all Company Options held or deemed to be held by such Holder or group of Holders and the denominator of which is the number of Company Shares held or deemed held by all holders of Company Shares that are issued and outstanding on the Closing Date after giving effect to the exercise or deemed exercise of all Company Options on or prior to the Closing Date.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the Company’s Series A Preferred Stock.

“Products” means the SDK Toolkit and Customer Databases, GameSpy Arcade, GameSpy 3D, Roger Wilco, FilePlanet Transfer Server and related software, GameSpy ID and Name Spaces, Hosted Planet Databases, and any other material computer program and related services and documentation sold, marketed, distributed and/or provided by the Company in the ordinary course of business.

“Shareholder” means any holder of Company Shares.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Transactions” means the transactions contemplated by this Agreement.

“Transaction Expenses” means an amount equal to all unpaid fees and expenses of the Company and the Holders payable in connection with the negotiation, preparation and consummation of the Transactions in accordance with Section 13.3, including fees and expenses payable to McDermott, Will & Emery.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

ARTICLE 2

THE MERGER

SECTION 2.1                          The Merger.

(a)                                  Upon and subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Merger Subsidiary shall be merged with and into Company (the “Merger”) upon the filing of a Certificate of Merger (the “Certificate of Merger”) with the California Secretary of State in accordance with the terms and conditions of this Agreement and the California Corporations Code (“California Code”), at which time the separate corporate existence of the Merger Subsidiary shall cease and the Company shall continue its existence.  In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to the Company as the “Surviving Corporation”.

(b)                                 As soon as practicable after satisfaction or waiver of all conditions to the Merger set forth herein (excluding the delivery of any documents to be delivered at the Closing by any of the parties so long as the requirement to deliver such documents is susceptible of being satisfied), but in no event prior to March 3, 2003, the Company and Merger Subsidiary will file the Certificate of Merger and make all other filings or recordings required by the California Code in connection with the Merger.  The Merger shall become effective at the time when the Certificate of Merger is duly filed with and accepted by the California Secretary of State, or at such later time as is agreed upon by the parties and specified in the Certificate of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

(c)                                  From and after the Effective Time, the Merger shall have the effect set forth in Section 1107 of the California Code.

(d)                                 Subject to the satisfaction of all closing conditions specified in Article 10 hereof, the closing of the Merger (the “Closing”) shall be held at the offices of McDermott, Will & Emery, 18191 Von Karman Avenue, 4th Floor, Irvine, California on March 3, 2003 or such other place, time or date as Parent and the Holder Representative (as defined below) may mutually agree.

SECTION 2.2                          Organizational Documents.  The Certificate of Merger shall provide that at the Effective Time (i) Merger Subsidiary’s articles of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation’s articles of incorporation; provided that Article I of the articles of incorporation shall be amended as of the Effective Time to read as follows:  “The name of the corporation is ‘GameSpy Industries, Inc.’” and (ii) Merger Subsidiary’s bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s bylaws, except that the name of the corporation set forth therein shall be changed to GameSpy Industries, Inc., in each case until amended in accordance with applicable law.

SECTION 2.3                          Directors and Officers.  From and after the Effective Time (until successors are duly elected or appointed and qualified), Merger Subsidiary’s officers and directors immediately prior to the Effective Time shall be the Surviving Corporation’s officers and directors.

ARTICLE 3

CONVERSION OF SECURITIES AND RELATED MATTERS

SECTION 3.1                          Capital Stock of Merger Subsidiary.  As of the Effective Time, each Merger Subsidiary Share outstanding immediately prior to the Effective Time shall remain outstanding and continue to represent one fully paid and nonassessable share of the Surviving Corporation.

SECTION 3.2                          Cancellation of Treasury Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares, each Company Share held by the Company as treasury stock immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereof.

SECTION 3.3                          Treatment of Dissenting Shares.

(a)                                  For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a shareholder of the Company who has not voted such Company Shares in favor of the approval and adoption of this Agreement and the Transactions and with respect to which appraisal shall have been duly demanded and perfected in accordance with applicable law and not effectively withdrawn or forfeited prior to the Effective Time.  Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such shareholder of the Company shall have forfeited his, her or its right to appraisal under applicable law or properly withdrawn, his, her or its demand for appraisal.  If such dissenting shareholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then as of the occurrence of such event, such shareholder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration in respect of such Company Shares pursuant to Section 3.4.

(b)                                 The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity, prior to the Effective Time, to participate at its own expense, and after the Effective Time, direct all negotiations and proceedings with respect to demands for appraisal under applicable law.  The Company shall not, except with the prior written consent of Parent (which consent will not be unreasonably withheld), make any payment with respect to any demands for appraisal of the Company Shares or offer to settle or settle any such demands.

SECTION 3.4                          Conversion of Company Shares.

(a)                                  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares or Merger Subsidiary Shares, except as otherwise provided in this Section 3.4, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.2, Dissenting Shares or Company Shares held by Parent or any Parent Affiliate) shall be converted into the following (together with the consideration to be delivered pursuant to Section 3.4(c), the “Merger Consideration”):

(i)                                     With respect to each share of Common Stock, the right to receive in cash from Merger Subsidiary an amount (without interest) on the Closing Date equal to the quotient obtained by dividing (A) $54,600,000 less $1,648,005.49, which will be received in accordance with Section 3.4(a)(ii) by the holders of the Preferred Stock with respect to the liquidation preference thereon, less Transaction Expenses, less that amount of cash necessary to fund the Holdback Escrow Fund and the Indemnification Escrow Fund, plus the aggregate exercise price of all Company Options, plus or minus the Estimated Net Working Capital Adjustment Amount (as defined and determined below) divided by (B) the number of shares of Common Stock held or deemed held by all holders of Company Shares (other than Parent or any Parent Affiliate) that are issued and outstanding on the Closing Date after giving effect to the deemed exercise of all Company Options on or prior to the Closing Date and the deemed conversion of the Preferred Stock (or other security convertible or exchangeable into Common Stock) in accordance with its terms as amended (the “Cash Common Consideration”);

(ii)                                  with respect to each share of the Preferred Stock, the right to receive in cash from Merger Subsidiary an amount (without interest) equal to the sum of (x) the quotient obtained by dividing (A) $1,648,005.49 by (B) the number of shares of Preferred Stock issued and outstanding on the Closing Date, plus (y) the product of the Cash Common Consideration multiplied by 0.5 (the “Cash Preferred Consideration” and collectively with the Cash Common Consideration, the “Cash Merger Consideration”); and

(iii)                               the right to receive cash, if any, upon distribution of the Holdback Escrow Fund and the Indemnification Escrow Fund in accordance with the terms of the Escrow Agreement.

For the sake of clarity, the parties have attached Schedule 3.4, which contains a sample calculation of the Merger Consideration for illustrative purposes.

(b)                                 As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares or Merger Subsidiary Shares, except as otherwise provided in this Section 3.4, each Company Share issued and outstanding held by Parent or any Parent Affiliate will be cancelled.

(c)                                  (i)                                     Prior to the Closing Date, the Company shall in good faith prepare, with the assistance of Parent, an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Date Balance Sheet”).  The Estimated Closing Date Balance Sheet shall be prepared in accordance with GAAP consistently applied, and otherwise consistent with the methodology used to prepare the Company’s balance sheet in the Most Recent Company Financial Statements (the “Base Balance Sheet”) and shall reflect the excess, if any, of (x) the total transaction costs payable and a good faith estimate of unbilled amounts over (y) the amount of Transaction Expenses deducted under Section 3.4(a)(i)(A), which excess shall be shown as a Current Liability for the purposes of this Section 3.4.  Not later than five (5) business days prior to the Closing Date, the Company shall deliver to Parent the Estimated Closing Date Balance Sheet, together with worksheets and data that support the Estimated Closing Date Balance Sheet and any other information that Parent may reasonably request in order to verify the amounts reflected on the Estimated Closing Date Balance Sheet.  As provided in Section 3.4(a)(i) hereof, the Cash Common Consideration to be paid at the Closing shall be adjusted, dollar for dollar, up or down, as appropriate, to the extent that the Working Capital set forth on the Estimated Closing Date Balance Sheet (the “Estimated Closing Working Capital”) exceeds or is less than $1,250,000 (the “Base Working Capital”), as applicable, with such difference being the “Estimated Working Capital Adjustment Amount”.

(ii)                                  As soon as practical after the Closing Date, Ernst & Young LLP (“Accountant”) shall review the Company’s books and records and also shall review the Estimated Closing Date Balance Sheet to confirm that it was prepared in accordance with GAAP consistently applied and otherwise consistent with the methodology used to prepare the Base Balance Sheet, provided that the Estimated Closing Date Balance Sheet should reflect management’s best estimate of normal year-end adjustments, including the true-up of the vacation accrual, amortization of patents and trademarks, the mark to market of investments, and adjustments to reconcile subledger accounts to general ledger accounts.  The Accountant also shall prepare a final balance sheet that reflects any differences between actual results and the estimates used to prepare the Estimated Closing Date Balance Sheet and reflects any discrepancies in the methodology used to prepare such final balance sheet from GAAP consistently applied and otherwise consistent with the methodology used to prepare the Base Balance Sheet (the “Post-Closing Balance Sheet”).  All fees and expenses of the Accountant shall be paid by Parent.  Parent shall, within forty-five (45) days of the Closing Date, deliver the Post Closing Balance Sheet to the Holders Representative, together with worksheets that detail any adjustments and the basis thereof.  The Post Closing Balance Sheet, and the Working Capital at the Closing reflected thereon, shall be binding upon the parties upon approval of such Post Closing Balance Sheet by the Holder Representative.  If the Holder Representative does not agree with the Post Closing Balance Sheet and the calculation of Working Capital at the Closing stated thereon (the “Closing Working Capital”), and

Parent and Holder Representative cannot mutually agree on the same, then within the later of (A) forty-five (45) days after the Closing Date and (B) fifteen (15) days following receipt by the Holder Representative of the Post Closing Balance Sheet, Parent and the Holder Representative shall select a nationally recognized independent accounting firm mutually satisfactory to Parent and the Holder Representative to resolve such dispute (the “Neutral Auditor”).  The Neutral Auditor shall review the Post Closing Balance Sheet and, within ten (10) days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Post Closing Balance Sheet and the Closing Working Capital as determined by the Neutral Auditor shall be binding upon the parties.  The fees and expenses of associated with such a review shall be borne equally by Parent and the Holders.

(iii)                               Within three (3) business days following determination of the Closing Working Capital in accordance with Section 3.4(c)(ii), (A) in the event the Closing Working Capital is less than the Estimated Closing Working Capital, the Parent shall be entitled to an amount equal to the difference between such amounts on a several and not joint basis from all Holders, provided that such amounts shall be paid first out of the Holdback Escrow and thereafter may be paid, at the election of the Parent, out of the Indemnification Escrow Fund, and, (B) in the event the Closing Working Capital is greater than the Estimated Closing Working Capital, Parent shall pay to the Holder Representative, on behalf of the Holders, the difference between such amounts, by wire transfer of immediately available funds or such other manner as the Parent and the Holder Representative mutually agree upon.  The difference between the Base Working Capital and the Closing Working Capital is referred to as the “Final Net Working Capital Adjustment Amount”.

(iv)                              As used in this Section 3.4(c) “Working Capital” means Current Assets minus Current Liabilities; “Current Assets” means and includes all accounts receivable (net of allowance for doubtful accounts consistent with past practice), cash, cash equivalents, prepaid expenses and all other current assets of the Company, in each case as determined in accordance with GAAP, consistently applied; and “Current Liabilities” means and includes all accounts payable, accrued expenses, accrued but unpaid taxes, deferred revenues, deferred rent and all other current or long-term liabilities of the Company, in each case as determined in accordance with GAAP, consistently applied and, in the case of accrued but unpaid taxes, deferred revenues and deferred rent, regardless of whether such liabilities will mature or become due more than 12 months from the date of the applicable financial statements.  For purposes of clarity, both the Estimated Closing Date Balance Sheet and the Post Closing Balance Sheet shall assume completion of the Transactions, and no Transaction related asset or liability will be used in the definition of Current Asset or Current Liability.  Schedule 3.4 attached hereto contains a sample calculation of Working Capital for illustrative purposes.

SECTION 3.5                          Exchange of Certificates.

(a)                                  Exchange and Payment Procedures.  At or prior to the Effective Time, each holder of Company Shares shall deliver to the Parent Certificates accompanied by stock powers endorsed in blank.  Subject to receipt of Certificates from holders of Company Shares and any other transfer document that the Parent may reasonably request, the Parent shall promptly distribute the Cash Consideration to the holders of Company Shares and Company Options in accordance with this Article 3 (after giving effect to the required deductions or withholdings set forth in Section 3.5(d) and net of the cash portion of the Escrowed Consideration allocated among the Holders based on their proportionate interest in the Escrowed Consideration, which amount will be held by the Escrow Agent pursuant to the Escrow Agreement).  Notwithstanding the foregoing, any Holder may authorize Parent to offset any amounts owed to it by such Holder from payments of the Cash Consideration.  Until surrendered as contemplated by this Section 3.5, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article 3.  If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Certificate, it shall be a condition to payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting payment shall pay to the Parent any transfer or other taxes required as a result of payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of the Parent that the tax has been paid or is not payable.

(b)                                 No Further Rights in Company Shares.  All cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to Company Shares represented thereby.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Company Shares, except as otherwise provided herein or by law.  As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company’s stock transfer books of any Company Shares.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.5.

(c)                                  No Liability.  None of Parent, the Surviving Corporation or the Holder Representative shall be liable to any Person in respect of any Company Shares for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates shall not have been surrendered immediately prior to such earlier date on which any payment pursuant to this Article 3 would otherwise escheat to or become property of any governmental entity, the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(d)                                 Withholding Rights.  The Surviving Corporation deduct and withhold from the Cash Consideration otherwise payable hereunder to any Person any amounts that it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign income tax law.  To the extent that the Surviving Corporation withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which deduction and withholding was made by the Surviving Corporation, as the case may be.

(e)                                  Lost Certificates.  If any Certificate has been or has claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that Certificate has been lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration as contemplated by this Article 3.

SECTION 3.6                          Stock Options.

(a)                                  Immediately prior to the Effective Time, (i) each Company Option shall be cancelled, and the Company shall pay each holder of Company Options the excess of (A) the Cash Common Consideration (less required deductions or withholding) in the manner specified in this Article 3 payable with respect to each Company Share subject to such holder’s Company Options as if such Company Options had been exercised immediately prior to the Effective Time over (B) the aggregate exercise price of such Company Options, and (ii) each Company Granted Option will be cancelled.  In addition, each holder of Company Options shall receive the right to receive cash, if any, upon distribution of the Holdback Escrow Fund and the Indemnification Escrow Fund in accordance with the terms of the Escrow Agreement in amounts equivalent to those received by holders of Common Shares on an as-if-exercised basis.  For the avoidance of doubt, any Company Granted Option that is not a Company Vested Option, and any Company Vested Option that is not a Company Option, shall be cancelled without the payment of any cash amount to the holder thereof.

(b)                                 Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any option plan or arrangement or obtaining optionee consents) that are necessary to give effect to the transactions contemplated by Section 3.6(a) including, without limitation, using commercially reasonable efforts to obtain from each holder of a Company Option an executed option termination agreement in form and substance reasonably satisfactory to Parent.

SECTION 3.7                          Escrow Agreement.

(a)                                  Section 3.4(c) provides for a post-closing adjustment of the Merger Consideration and Article 12 provides that Parent and its Affiliates shall be entitled to indemnification from and against certain Losses.  On the Closing Date, the Holder Representative, Parent, and such person as Parent and the Holder Representative shall mutually select (the “Escrow Agent”) shall enter into an Indemnification Escrow Agreement in the form of Exhibit B attached hereto (the “Escrow Agreement”) providing for the formation of an escrow fund (the “Escrow Fund”).  At Closing pursuant to this Article 3, cash with an aggregate value of $6,460,000 (less the Deposit) which would otherwise be delivered to the Holders as Merger Consideration (the “Escrowed Consideration”) shall be deposited into and held in escrow pursuant to the terms of the Escrow Agreement, $1,000,000 of which shall secure the Holders obligation to repay Merger Consideration if required under Section 3.4(c) (the “Holdback Escrow Fund”), and $5,460,000 of which shall secure the indemnity obligations to the Surviving Corporation and Parent under this Agreement (the “Indemnification Escrow

Fund”).  Pursuant to Section 3.10, the Deposit (and all income earned thereon) shall be applied to the Escrowed Consideration at the Effective Time, such that Parent shall only be obligated to fund into escrow $6,460,000 less the amount of the Deposit (and all income earned thereon.)  It is the parties intent that the Holdback Escrow Fund will be released as soon as reasonably practicable following satisfaction of any amounts owed by the Holders as a result of the adjustments in Section 3.4(c)(iii).

(b)                                 Company agrees to use commercially reasonable efforts to have all Holders execute this Agreement or a joinder thereto.

SECTION 3.8                          Appointment of Holder Representative.  Each Holder hereby appoints Mark Surfas (the “Holder Representative”) the attorney-in-fact of such Holder, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Holder (i) to amend or waive any provision of this Agreement, (ii) to terminate this Agreement pursuant to the provisions of Article 11, and (iii) to do all other things and to take all other action under or related to this Agreement that the Holder Representative may consider necessary or proper to effectuate the transactions contemplated hereby and to resolve any dispute with Parent or Merger Subsidiary over any aspect of this Agreement and on behalf of such Holder to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such Holder as if such Holder had personally entered into such an agreement; provided, that all actions taken or decisions made by the Holder Representative on behalf of the Holders shall be taken or made in a manner which is ratable and equitable amongst all Holders.  This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Holder or the occurrence of any other event or events and the Holder Representative may not terminate this power of attorney with respect to any Holder or such Holder’s successors or assigns without the prior written consent of Parent.  Each Holder agrees to hold the Holder Representative harmless from any and all loss, damage or liability and expenses (including legal fees) that such Holder may sustain as a result of any action taken in good faith by the Holder Representative.  Each Holder further agrees that all expenses incurred by the Holder Representative or by the Escrow Agent on behalf of the Holders (including, without limitation, any fees and expenses of any arbitrator pursuant to Section 13.6) may be paid out of the Escrowed Consideration, to the extent of the amount to which the Holder is ultimately determined to be entitled.  Upon the death, disability or, subject to the immediately following sentence, resignation of the Holder Representative, his successor shall be Augustine Nieto, or if he will not or cannot serve, Patrick Fuscoe.  Without the prior written consent of Parent, the successor Holder Representative agrees not to resign as Holder Representative.

Upon approval of this Agreement and the Escrow Agreement by the shareholders of the Company in accordance with the California Code, (i) the Holder Representative shall have the full power to execute and deliver the Escrow Agreement on behalf of each Holder and shall have all of the rights and shall perform all of the obligations of the Holder Representative as set forth in the Escrow Agreement, and (ii) the Holder Representative shall have the exclusive right, power and authority, on behalf of all Holders, to pursue, defend, and settle any indemnification claims pursuant to Article 12 and to do all things and to take all other actions the Holder

Representative may consider necessary or proper to resolve any indemnification claims after the Effective Time.

SECTION 3.9                          Holder Consent.  Each Holder hereby agrees to consent to and approve the Merger Agreement and the Escrow Agreement and the principal terms of the Transactions in accordance with Section 1201 of the California Code and approves the execution and delivery of this Agreement and the consummation of the Transactions.  Prior to Closing, the Merger Agreement and the Escrow Agreement and the principal terms of the Transactions shall be approved by the shareholders of the Company in accordance with Section 1201 of the California Code.  Effective on the Closing, each Holder hereby agrees that the Amended and Restated Investors Rights Agreement dated October 22, 1999, and amended June     , 2002 (the “Investors Rights Agreement”), and the Voting Rights Agreement dated June     , 2002, by and among the Holders and the Company (the “Holders Agreements”) shall terminate and be of no further force and effect, and such Holders acknowledge they will have no further rights under such Agreements, after the Effective Time.

SECTION 3.10                    Deposit.  Upon the execution and delivery of this Agreement, Parent shall deliver by wire transfer to Mellon Trust of New England, N.A. (the “Deposit Escrow Agent”) a deposit in the amount of $2,500,000 to be applied (together with all income earned thereon) to the Cash Merger Consideration at the Effective Time (the “Deposit”).  The Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account pursuant to and in accordance with the escrow agreement in the form of Exhibit C attached hereto (the “Deposit Escrow Agreement”) and executed concurrently with this Agreement.  Following the Effective Time, on the Closing Date, the Deposit (together with all accrued interest thereon) will be delivered to the Escrow Agent as part of the Escrowed Consideration.  The Deposit shall be promptly delivered to the Company following termination of this Agreement, unless the Agreement shall be terminated subsequent to Parent having asserted (orally or in writing) that the Company or any Holder that has executed this Agreement or a joinder thereto has breached any representation, warranty or covenant contained in this Agreement in any material respect.  Any taxes (as hereinafter defined) due on any income earned on the Deposit shall be the responsibility of the party as set forth in the Escrow Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that the statements contained in this Article 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except as set forth in the Schedules delivered by Seller to the Buyer concurrently with this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information in the Schedules relates; provided, however that an item included on the Schedules with respect to any section or subsection of this Article 4 shall be deemed to relate to each other section or subsection of this Article 4 to the extent that such relationship is reasonably inferable).

SECTION 4.1                          Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except as set forth on Schedule 4.1 or for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Schedule 4.1 sets forth a list of each jurisdiction in which the Company is qualified to do business as a foreign corporation.  The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

SECTION 4.2                          Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and authority and, other than approval of this Agreement by its shareholders in accordance with the California Code, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions, other than the filing of the Certificate of Merger.  This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

SECTION 4.3                          Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of the Certificate of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act or the laws of any jurisdiction regulating competition or antitrust matters, and (iii) any other actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the Transactions.

SECTION 4.4                          Non-contravention.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, do not and will not, directly or indirectly, (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) except as set forth on Schedule 4.4, require any notice, waiver, consent or other action by any Person under, conflict with, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Material Contract (as defined in Section 4.13) (or contract that would be required to be disclosed as a Material Contract) or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company, (iii) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, or (iv) result in the creation or imposition of any Lien on any asset of the Company, except for such contraventions, conflicts and violations referred to in clause (ii) and (iii) and for such Liens referred to in clause (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the Transactions.

SECTION 4.5                          Capitalization.

(a)                                  The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock of which, as of the date of this Agreement, 17,674,463 shares are issued and outstanding, (v) 907,992 shares of Preferred Stock, all of which, as of the date of this Agreement, are issued and outstanding, and (vi) 592,008 shares of undesignated preferred stock, none of which is issued and outstanding as of the date of this Agreement.  There are outstanding stock options issued by the Company to purchase an aggregate of 6,731,703 shares of Common Stock.  All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  All issued and outstanding shares of capital stock of the Company are held of record by the shareholders identified on Schedule 4.5.  Schedule 4.5 also identifies (i) the holders of each Company Option, (ii) the number of Company Options held by such holder, (iii) the exercise price of each Company Option and (iv) any terms relating to the acceleration of vesting.  All Company Shares that may be issued upon the exercise of the Company Options will (upon issuance in accordance with their terms) be duly authorized, fully paid and nonassessable.

(b)                                 Except as set forth in this Section 4.5 or in Schedule 4.5, there are no outstanding (vii) shares of capital stock or voting securities of the Company, (viii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (ix) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  Except as set forth in Schedule 4.5, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities.  Except as set forth on Schedule 4.5, there are no agreements or understandings to which the Company is a party or by which they are bound with respect to the voting of any Company Shares or the sale or transfer (or restrictions on sale or transfer) of such Company Shares and the Company has no knowledge of any such agreements or understandings to which it is not a party.

(c)                                  This Agreement may be entered into and the Transactions may be consummated without the Company, or to the knowledge of the Company, any Holder being required to provide any person a right of first refusal or right of first offer or similar right.

SECTION 4.6                          Subsidiaries.  The Company does not have any Subsidiaries and does not beneficially own an interest in any partnership, limited liability company or similar entity, except for securities held for passive investment purposes in entities of which the Company owns less than 5% of the outstanding equity interest.

SECTION 4.7                          Company Financial Statements.  Attached hereto as Schedule 4.7 are the following financial statements (collectively, the “Company Financial Statements”):  (i) audited balance sheets and statements of income, changes in shareholders’ equity, and cash flow as of and for each of the fiscal years ended December 31, 2000, 2001 and 2002 for the Company; and (ii) unaudited balance sheet and statements of income and cash flow (the “Most Recent Company Financial Statements”) as of and for the nine months ended September 30, 2003 for the Company.  The Company Financial Statements (including the notes thereto) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Company Financial Statements are subject to normal year-end adjustments, lack footnotes and are subject to such further qualifications set forth on Schedule 4.7.  Nothing has come to the attention of the Company since the date of the Most Recent Company Financial Statements that would indicate that such financial statements were not true and representative of the Company’s financial position as of such date.

SECTION 4.8                          Absence of Certain Changes.  Except as disclosed in Schedule 4.8 or the Most Recent Company Financial Statements (including the notes thereto) or as agreed in writing by Parent, since the Most Recent Company Fiscal Year End, the business and operations of the Company have been conducted only in the ordinary course consistent with past practices and there has not been:

(a)                                  any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

(c)                                  any amendment of any terms of any outstanding security of the Company;

(d)                                 any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

(e)                                  any creation or other incurrence by the Company of any Lien on any property or asset of the Company other than in the ordinary course of business consistent with past practices;

(f)                                    any making of any material loan, advance or capital contributions to or investment in any Person;

(g)                                 any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(h)                                 any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices;

(i)                                     any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company, except for any such change required by reason of a concurrent change in GAAP;

(j)                                     any (i) entering into of any severance or termination pay plan or agreement with (or amendment to any existing arrangement with) any director, officer or employee of the Company, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company which provides for payments in excess of $100,000 to any person, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company, or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company, other than, in the case of clause (v) with respect to employees that are not executive officers, in the ordinary course of business consistent with past practice;

(k)                                  any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Most Recent Company Fiscal Year End, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(l)                                     any agreement or understanding whether in writing or otherwise, that would result in any of the foregoing transactions or events or require the Company to take any of the foregoing actions.

SECTION 4.9                          No Undisclosed Material Liabilities.  Except as set forth on Schedule 4.9, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

(a)                                  liabilities or obligations disclosed and provided for in the Company Financial Statements or in the notes thereto;

(b)                                 liabilities or obligations under this Agreement or incurred in connection with the Transactions;

(c)                                  liabilities and obligations incurred in the ordinary course of business consistent with past practice and past experience of the Company since the date of the Most Recent Company Financial Statements that are not required by GAAP to be reflected on the Company’s balance sheet; and

(d)                                 any liabilities and obligations arising under the express terms of any Material Contract set forth on Schedule 4.13 (excluding any liabilities or obligations arising out of any breach or violation by the Company of the terms and conditions of any Material Contract).

SECTION 4.10                    Compliance with Laws and Court Orders.  The Company is in compliance with, and to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.11                    Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company or any other Person for whom the Company may have an obligation to indemnify against related Losses or any of their respective assets or properties or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any other Transactions before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that, if determined or resolved adversely to the Company in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any other Transaction.

SECTION 4.12                    Properties.

(a)                                  To the knowledge of the Company, all leases of real property and personal property to which it is a party are enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(b)                                 The equipment owned by the Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), is adequate and suitable for its present uses.

(c)                                  To the Company’s knowledge, none of the structures on any leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such leased real property.

(d)                                 To the Company’s knowledge such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not, constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

(e)                                  The property and assets owned or leased by the Company, or which it otherwise has the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and is adequate to conduct such businesses as currently conducted.

(f)                                    The Company does not own any real property.

(g)                                 The consummation of the Merger and the Transactions will not result in any lease or sublease no longer continuing to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(h)                                 The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(i)                                     The Company is not aware of any Lien, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

(j)                                     Schedule 4.12 sets forth a complete and accurate list of all material real property leased or subleased, directly or indirectly, by the Company.

SECTION 4.13                    Material Contracts.

(a)                                  Schedule 4.13 sets forth a complete and accurate list of the following contracts and other agreements to which the Company is a party (the “Material Contracts”):

(i)                                     any agreements (or group of related agreements) for the lease of real or personal property to or from any Person providing for annual lease payments in excess of $50,000;

(ii)                                  any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, that involves consideration in excess of $50,000;

(iii)                               any agreement constituting a partnership or joint venture;

(iv)                              any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)                                 any agreements between the Company and its Affiliates that involves consideration in excess of $50,000;

(vi)                              any agreements for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or any severance agreement;

(vii)                           any agreement between the Company and any officer, director or shareholder of the Company or any Affiliate thereof;

(viii)                        any agreement (or group of related agreements) currently in effect in which the Company has granted or acquired “most favored nation” provisions or has granted exclusivity to any person;

(ix)                                any agreement materially restricting the Company’s or a successor’s ability to hire or solicit for hire employees;

(x)                                   any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the ordinary course of business);

(xi)                                the standard forms of any agreements used by the Company in the ordinary course of its business; and

(xii)                             any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Each Material Contract is a valid, binding and enforceable obligation of the Company, and is in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company is not in default or violation of any term, condition or provision of (i) its articles of incorporation or by-laws or similar organizational documents or (ii) any Material Contract, except for defaults or violations that would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth on Schedule 4.13, the consummation of the Merger and the Transaction will not cause any Material Contract to fail to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and no right of termination shall be triggered, or additional payment shall become due, as a result of the Closing.

(b)                                 The Company is not a party to any agreement that expressly limits in a material manner the ability of the Company to compete in, or conduct, any line of business or to compete with any Person, in any geographic area or during any period of time.

(c)                                  The Company is not a party to any written agreement, consent agreement or memorandum of understanding with, and is not a party to any commitment letter or similar undertaking to, and is not subject to any order or directive by, and is not a recipient of any supervisory letter from and has not adopted any board resolution at the request of any government body, agency, official or authority, domestic or foreign, that materially restricts, or would reasonably be expected to restrict materially, the conduct of its business, or that requires, or would reasonably be expected to require, materially adverse actions by the Company.

SECTION 4.14                    Intellectual Property.

(a)                                  Except as set forth on Schedule 4.14, the Company exclusively owns or has adequate and enforceable rights to use, without payment to a third party, pursuant to license, sublicense, agreement, or permission all Intellectual Property Rights necessary for the operation of the Company’s business as it is presently conducted, free and clear of all Liens.  The Intellectual Property Rights owned, used or held for use by the Company in connection with the operation of its business as of the date hereof will continue to be owned or available for use by the Company as of the Effective Time in the same manner as such Intellectual Property Rights were owned, used or held for use by the Company as of the date hereof.

(b)                                 Schedule 4.14 sets forth a list of all patents and patent applications owned by the Company or used or held for use by the Company; all registered trademarks owned by the Company or used or held for use by the Company; all material unregistered trademarks owned by the Company or used or held for use by the Company; all copyrights owned by the Company or held for use by the Company; all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Intellectual Property Rights, including (i) the identity of all parties thereto, (ii) a description of the nature and subject matter thereof, (iii) the applicable royalty and (iv) the term thereof.

(c)                                  Except as set forth on Schedule 4.14, (i) the Company has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has not been notified of, any alleged claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other such infringement by the Company and (ii) the Company has no outstanding claim or suit for, and has no knowledge of, any continuing infringement by any other Person of any Intellectual Property Rights.  The Company is not a party to or the subject of any outstanding judgment, injunction, order, decree or agreement restricting the use of any Intellectual Property Right by the Company or restricting the licensing thereof by the Company to any Person.  To the Company’s knowledge, no Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.

(d)                                 Neither the operation of the Company’s business as it is presently conducted nor any Intellectual Property Right owned or purported to be owned by the Company infringes or conflicts with the rights of others under any Intellectual Property Right, other than any patent.  To the knowledge of the Company, neither the operation of the Company’s business as it is presently conducted nor any Intellectual Property Right owned or purported to be owned by the Company infringes or conflicts with the rights of others under any patent.

(e)                                  Except as set forth on Schedule 4.14, the Company has (A) not collected any personally identifiable information from any third parties other than in the ordinary course of business, and (B) in connection with any collection of personally identifiable information described on Schedule 4.14, materially complied with all applicable regulations and its publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to Company’s databases or other records.

(f)                                    No current or former employee or consultant of the Company owns any rights in or to any of the Intellectual Property Rights owned or purported to be owned by the Company.

(g)                                 To the knowledge of the Company, there is no violation or infringement by a third party of any of the Intellectual Property Rights owned or purported to be owned by the Company.

(h)                                 The Company’s current standard form user agreement or terms of use are in material compliance with all applicable regulations or laws.

(i)                                     The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of trade secrets owned, used or held for use by the Company (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Parent and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements.

(j)                                     Except as set forth on Schedule 4.14 or pursuant to a written source code license agreement that contains confidentiality provisions restricting the disclosure and use of the source code to the licensee, (A) the Company has not directly or indirectly granted any rights, licenses or interests in the source code of the Products, and (B) since the Company developed the source code of the Products, the Company has not provided or disclosed the source code of the Products to any person or entity;

(k)                                  the Products perform as the Company has warranted to its customers.

(l)                                     the Products do not contain any “viruses”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Products or the integrity of the data, information or signals they produce in a manner adverse to the Company or any licensee or recipient.

SECTION 4.15                    Insurance.  The Company maintains insurance with financially responsible insurers in such amounts and covering such risks as adequate for all risks to which the Company is normally exposed in accordance with the ordinary course of business consistent with past practice.  Schedule 4.15 lists the policies of insurance that have been issued to the Company and the respective policy periods (subject to replacement with substantially similar policies following the expiration of such policies) and sets forth a list of all claims made under such policies since January 1, 2003 resulting in any payment by such insurance company in any amount greater than $10,000 for such claims or for all claims arising out of the same or similar incidents (including a description of the status of all outstanding claims that, if paid, would meet these criteria).  There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid, and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) remain in full force and effect other than those that have expired in accordance with their terms and been replaced by substantially similar replacement policies.  Except as set forth on Schedule 4.15, the Company does not have any knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  The Company shall after the Effective Time continue to have coverage under such current policies and bonds or under substantially similar replacement policies with respect to events occurring prior to the Closing.

SECTION 4.16                    Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the Transactions.

SECTION 4.17                    Taxes.

(a)                                  Filing and Payment.  Except as set forth on Schedule 4.17(a), (i) all Tax returns, statements, reports, claims for refund and forms (including estimated tax or information returns and reports) relating to Taxes, including all schedules and attachments thereto, required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company (collectively, the “Returns”) have, to the extent required to be filed on or before the date hereof (taking into account extensions), been filed when due in accordance with all applicable laws, and all such Returns were true, correct and complete in all material respects, taking into account any amendments thereto; (ii) all Taxes due and payable to Taxing Authorities with respect to the Company (whether or not shown on any of the Returns) have been timely paid to the appropriate Taxing Authority; and (iii) all Taxes due to other persons or entities (for example, under Tax allocation or indemnity agreements), have been timely paid, or withheld and remitted to the appropriate person or entity.

(b)                                 Financial Records.  Except as set forth on Schedule 4.17(b), (i) the unpaid Taxes of the Company for the period through the closing date of the Base Balance Sheet will not materially exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet of the Company, rather than in any notes thereto; (ii) the unpaid Taxes of the Company (including any Taxes owed with regard to any Person other than the Company) for any Pre-Closing Tax Period, including any Pre-Closing Tax Period for which no Return has yet been filed, will not materially exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Estimated Closing Date Balance Sheet of the Company, rather than in any notes thereto; and (iii) all information set forth in the Company Financial Statements (including notes thereto) relating to Tax matters is true and complete in all material respects.

(c)                                  Procedure and Compliance.  Except as set forth on Schedule 4.17(c), (i) all Returns of the Company through the Tax year ended December 31, 1999 have been examined and closed or have had the applicable period for assessment under applicable law, after giving effect to extensions or waivers, expire, and Returns that have been audited have been specially identified; (ii) the Company is not delinquent in the payment of any Tax and has not requested any extension of time within which to file any Return; (iii) the Company currently is not the beneficiary of any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired, and has not agreed to any extension of time with respect to any Tax assessment or deficiency which has not yet expired; (iv) there is no claim, audit, action, suit, proceeding, adjustment or investigation now pending or to the Company’s knowledge proposed or threatened against (or with respect to) the Company in respect of any Tax liability by any Taxing Authority; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company and any Taxing Authority; (vi) during the five-year period ending on the date hereof, the Company has not made or changed any material tax election, changed any annual tax accounting period, or adopted or changed any material method of tax accounting, nor has it, to the extent it may affect or relate to the Company, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund; (vii) there are no liens or encumbrances for Taxes upon any of the assets of the Company (except for current Taxes not yet due); (viii) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company has been made, or, to the Company’s knowledge, proposed or threatened by a Taxing Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Pre-Closing Tax Period or Post-Closing Tax Period; (ix) the Company has filed all claims or requests for refunds of Taxes to which it is entitled; and (x) the Company has not received a tax opinion with respect to any transaction relating to the Company other than a transaction in the ordinary course of business.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in the method of accounting for a Pre-Closing Tax Period; (ii) “closing agreement” as defined in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury

Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(d)                                 Certain Agreements and Arrangements.  Except as set forth on Schedule 4.17(d), (i) the Company is not party to a lease, other than a lease that is, for income tax purposes, a “true” lease under which the Company owns or uses the property subject to the lease; (ii) the Company is not party to a lease involving a defeasance of rent, interest or principal; (iii) the Company has not been a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent, that filed a consolidated Tax Return or its equivalent, nor has the Company made any election or participated in any arrangement whereby any Tax liability of the Company was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability of any other person; (iv) the Company is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement or arrangement, and the Company does not have any material liability for the Taxes of any other person (other than the Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise; (v) the Company has not entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired; (vi) the Company is not a direct or indirect beneficiary of (or a direct or indirect obligor of) a guarantee of tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or tax opinion relating to the Company; (vii) the Company is not a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code; (viii) during the five-year period ending on the date hereof, the Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; and (ix) the Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code and has not been requested to do so in connection with any transaction or proposed transaction.

(e)                                  Property and Leases.  Except as set forth on Schedule 4.17(e), (i) to the Company’s knowledge, the Company does not own an interest in real property in any jurisdiction in which a Tax is imposed on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property; (ii) none of the property owned or used by the Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; and (iii)  none of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.  The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(f)                                    Certain Elections.  Except as set forth on Schedule 4.17(f), (i) no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat the Company as an association, corporation or partnership; (ii) the Company is not disregarded as an entity for Tax purposes; and (iii) the Company and any other person on behalf of the Company has not entered into any agreement or consent pursuant to Section 341(f) of the Code.

(g)                                 Definitions.  The following terms, as used herein, have the following meanings:

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Tax” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, addition to tax or additional amount imposed thereto, whether disputed or not, by any governmental authority (a “Taxing Authority”).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

SECTION 4.18                    Employee Benefit Plans.

(a)                                  Schedule 4.18(a) contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy (excluding individual offer letters relating to “at will” employment on terms that could be changed in the Company’s discretion) and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post- employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee (or beneficiary thereof) of the Company or with respect to which the Company has any liability.  Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form

5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans”.

(b)                                 A copy of the most recent actuarial report for each Employee Plan subject to Title IV of ERISA has been made available to Parent.  No “accumulated funding deficiency”, as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived.  No “reportable event”, within the meaning of Section 4043 of ERISA, for which the notice requirement is not waived by the regulations thereunder, and no event described in Section 4062 or 4063 or ERISA, has occurred in connection with any Employee Plan.  Neither the Company nor any ERISA Affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or Parent or any of its ERISA Affiliates after the Effective Time.  Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(c)                                  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.  The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d)                                 Except as set forth in Schedule 4.18(d), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.  There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code (or any corresponding provision of local or foreign Tax law).

(e)                                  Except as set forth on Schedule 4.18(e), the Company does not have any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees (or beneficiary thereof) of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f)                                    Except as set forth on Schedule 4.18(f), there has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002.  Each Employee Plan may be amended, terminated or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Plan and no employee communications or provisions of any Employee Plan document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Employee Plan.

(g)                                 Except as disclosed in Schedule 4.18(g), the Company is not a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

(h)                                 Except as disclosed on Schedule 4.18(h), all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability in the Company Financial Statements.

(i)                                     Except for claims for benefits occurring in the ordinary course, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

(j)                                     Schedule 4.18 sets forth the aggregate amount of accrued vacation to which all of the Company’s employees are entitled.

SECTION 4.19                    Accounts Receivable.  Except as set forth in Schedule 4.19, all accounts receivable of the Company that are reflected on the Base Balance Sheet or will be reflected on the Estimated Closing Balance Sheet are valid receivables arising in the ordinary course of business.  Unless paid prior to Closing, these accounts receivable are or will be collectible as of Closing net of the respective reserves shown on the Base Balance Sheet or the Estimated Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice).  Schedule 4.19 contains a complete and accurate list of all Accounts Receivable as of the date hereof, which list sets forth the aging of such accounts receivable.

SECTION 4.20                    Employees.

(a)                                  Schedule 4.20 contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person, including bonuses.  Each such employee has entered into an agreement with the Company to protect the confidential information and intellectual property of the Company, copies of which have previously been delivered or made available to the Parent.  Except as set forth on Schedule 4.20, each such employee is employed at-will, and may terminate employment with the Company or be terminated by the Company at any time.

(b)                                 The Company is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

(c)                                  To the knowledge of the Company, the Company has fully complied with all employment-related laws during the relevant period, including without limitation laws related to the maintenance of workers’ compensation insurance, fair employment practice laws (including without limitation the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act an the Pregnancy Discrimination Act), the Family and Medical Leave Act, the Fair Labor Standards Act and all analogous state laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company.  For purposes of this Section 4.21(c), the relevant period with respect to each law shall mean that period preceding the Closing Date equivalent to the length of the applicable limitations period under such law.

SECTION 4.21                    Environmental Matters.  The Company currently is and at all times has been in compliance with all Federal, state and local laws, ordinances, regulations and orders relating to the protection of the environment applicable to its properties, facilities and operations, and the Company does not have any liability under any environmental, health or safety law and, to the Company’s knowledge, there is no contamination of any of its properties that could give rise to any liability under environmental, health or safety law.

SECTION 4.22                    Certain Business Relationships With Affiliates.  Except as set forth in Schedule 4.22, no Affiliate of the Company (i) owns any property or right, tangible or intangible, which is used by the Company in its business as presently conducted or (ii) to the knowledge of the Company, has any claim or cause of action against the Company.

SECTION 4.23                    Books and Records.  The minute books and other similar records of the Company, which the Company has provided to Parent and the Merger Subsidiary, contain complete and accurate records of all actions taken at any meetings of the Company’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

SECTION 4.24                    Change of Ownership.  Except as set forth in Schedule 4.24, the Company is not a party to any contract or agreement which contains a “change of control” or similar provision.  For purposes of this Section 4.24 and Schedule 4.24, a “change of control” provision shall mean a provision that purports to alter the parties’ rights under such contract or agreement in the event of (i) a merger, consolidation or other transaction in which securities possessing a certain percentage of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.

SECTION 4.25                    Disclosure.  No representation or warranty by the Company contained in this Agreement, and no statement contained in the disclosure Schedules or in the certificates and other documents delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or, where taken together, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make such representations, warranties and statements herein or therein not misleading.

SECTION 4.26                    Vote Required.  The affirmative vote of the holders of a majority of each class of the outstanding Company Shares is the only vote required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.27                    Disclaimer of Other Representations and Warranties.  The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in this Agreement, the Schedules and the certificates and other documents delivered pursuant hereto.  It is understood that any projections and other similar financial information otherwise delivered are not and shall not be deemed to be or to include representations and warranties of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HOLDERS

Each Holder, severally but not jointly, hereby represents and warrants to Parent, as to such Holder, that:

SECTION 5.1                          Organization and Authorization.  With respect to any Holder which is a corporation, partnership or trust, such Holder is a corporation, partnership or trust, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its formation.  Holder has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Escrow Agreement, and, in the case of any Holder which is a corporation, partnership or trust, has taken all necessary corporate, partnership or trust action to authorize the execution, delivery and performance of this Agreement.  With respect to any Holder which is a corporation, partnership, or trust, this Agreement has been duly and validly authorized.  This Agreement has been duly and validly executed and delivered by Holder, and constitutes a valid and binding obligation of Holder enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

SECTION 5.2                          No Violation.  The execution of this Agreement by Holder does not, and the performance by Holder of his, her or its obligations hereunder will not constitute a violation of, or conflict with or result in a default under:  (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Holder is a party or by which Holder or his, her or its property is bound or, (ii) any judgment, decree or order applicable to Holder, nor is Holder required to obtain the approval of, or give prior notice to, any Person or organization to sell his, her or its Company Shares.  Assuming the receipt of all governmental and regulatory approvals required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the performance by Holder of his, her or its obligations hereunder will violate any provision of law applicable to Holder.

SECTION 5.3                          Good Title and Ownership of Company Shares.

(a)                                  Holder has good title to all of the Company Shares listed opposite such Holder’s name on Schedule 4.5(a).  All of such Company Shares are owned beneficially and of record solely by Holder, and except as provided in the Investor Rights Agreement or as set forth in Schedule 5.3, as of the date of this Agreement, all of such Company Shares are owned free and clear of all Liens.  Each Holder that is a natural person either (a) is unmarried or (b) at Closing, will deliver an executed spousal consent in form and substance reasonably satisfactory to Parent.  Immediately prior to the Effective Time, all of Holder’s Company Shares and Company Options set forth on Schedule 4.05(a) shall be owned by such Holder free and clear of all Liens.

(b)                                 Holder has the right to enter into this Agreement and to consummate the Transactions without providing any person a right of first refusal or right of first offer or similar right.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and the Holders that:

SECTION 6.1                          Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except as set forth on Schedule 6.1 or for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the Transactions.

SECTION 6.2                          Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Subsidiary and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement and the Transactions, other than the filing of the Certificate of Merger.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

SECTION 6.3                          Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of the Certificate of Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act or the laws of any jurisdiction regulating competition or antitrust matters, and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the Transactions.

SECTION 6.4                          Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and the consummation by Parent and Merger Subsidiary of the Transactions, do not and will not, directly or indirectly, (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) require any notice, waiver, consent or other action by any Person under, conflict with, constitute a default, or an event that, with or without notice or lapse of time or both, would become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any material agreement or other instrument binding upon Parent or Merger Subsidiary or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or Merger Subsidiary, (iii) assuming compliance with the matters referred to in Section 6.3, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except for such contraventions, conflicts and violations referred to in clause (ii) and (iii) and for such Liens referred to in clause (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent or Merger Subsidiary to consummate the Transactions.

SECTION 6.5                          Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Transactions.

SECTION 6.6                          Financing.  Parent will have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Cash Merger Consideration.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

SECTION 7.1                          Conduct of the Company.  Except as expressly required by this Agreement, from the date hereof until the Effective Time, the Company shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.  Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (x) as otherwise agreed in writing by Parent or (y) with respect to cash payments made by the Company prior to closing that are given full “dollar-for-dollar” effect in the calculations of the Estimated Net Working Capital Adjustment Amount under Section 3.4(a)(i)(A) and that are not made in connection with any agreement or arrangement that would reasonably be expected to result in any liability or obligation to the Surviving Corporation.

(a)                                  the Company will not adopt or propose any change to its articles of incorporation or bylaws;

(b)                                 the Company will not merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(c)                                  the Company will not sell, lease, license or otherwise dispose of any subsidiary or assets, securities or property except (i) pursuant to any existing contracts or commitments set forth on Schedule 4.13 and (ii) in the ordinary course consistent with past practice;

(d)                                 the Company will not (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

(e)                                  except for the accelerated vesting of Company Options prior to the Effective Time, the Company will not adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee;

(f)                                    the Company will not increase in any manner the compensation or fringe benefits of any director, officer or employee except, in the case of employees who are not executive officers, for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and the Company will not pay any bonuses to its officers or employees except (i) for employees who are not executive officers, for bonuses payable in the ordinary course of business in amounts and at such times as are consistent with past practice, (ii) pursuant to the Company’s 2003 Bonus Plan in accordance with the terms described on Schedule 4.18, (iii) for executive officers in accordance with the terms of their employment agreements set forth on Schedule 4.18(a) and (iv) the bonus described on Schedule 4.8(f).

(g)                                 the Company will not pay any benefit not required by any currently existing plan or arrangement (including, without limitation, grant stock options or stock appreciation rights or remove existing restrictions in any benefit plans or agreements);

(h)                                 without the prior written consent of Parent, the Company will not make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund (or offset or other reduction in Tax liability) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action relating to the filing of any Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax attribute (including a Tax Asset) of the Company or any Subsidiary on the Closing Date;

(i)                                     the Company will not forgive any existing indebtedness to the Company or discharge any security interest in favor of the Company, or make any loans, advances (other than to customers of the Company in an aggregate amount not in excess of $25,000) or capital contributions to, or investments in, any other Person;

(j)                                     the Company will not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of material liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company;

(k)                                  the Company will not enter into any Material Contract which may result in total payments or liability by in excess of $50,000, and the Company will not enter into multiple Material Contracts which may result in total aggregate payments or liability by or to it in excess of $100,000;

(l)                                     the Company will not enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under any Material Contract, except where such action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

(m)                               the Company will not make or commit to make capital expenditures in excess of $300,000 in the aggregate;

(n)                                 the Company will not, without prior notification and consultation with Parent, terminate any employee under circumstances which would result in severance payments to such employee or pay any severance benefits to any employee on account of such employee’s termination other than in accordance with past practice disclosed on Schedule 4.18;

(o)                                 the Company will maintain in full force and effect in all material respects the insurance policies listed on Schedule 4.15 or substantially similar replacement policies;

(p)                                 the Company will not create, incur or assume any indebtedness (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than indebtedness or liabilities created, incurred, assumed, guaranteed, endorsed or entered into in the ordinary course of business consistent with past practice within the last twelve months of operations or as required by this Agreement);

(q)                                 the Company will not mortgage or pledge any of its property or assets or subject any such property or assets to any security interest;

(r)                                    the Company will not change any of its methods, principles or practices of accounting currently in effect other than as required by GAAP;

(s)                                  the Company will not enter into or amend or otherwise modify any agreement or arrangement with Persons that are affiliates or, as of the date of this Agreement, are officers or directors of the Company;

(t)                                    the Company will not institute or settle any legal proceeding involving the Company or in connection with which the Company could have any liability or obligations; and

(u)                                 the Company will not license, encumber or transfer to any person or entity any rights to Intellectual Property Rights other than licenses or transfers necessary to conduct development or perform services in the ordinary course of business consistent with past practices;

(v)                                 the Company will not write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any assets of the Company, other than in the ordinary course of business and in accordance with GAAP;

(w)                               the Company will not allow any permit that was issued or related to the Company to lapse or terminate or fail to renew any such permit or any insurance policy that is scheduled to terminate or expire within 30 calendar days of the date of this Agreement; and

(x)                                   the Company will not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any of the Company Shares or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock, or make any commitment for any such action; provided; however, this covenant shall not apply to the repurchase of Company Shares held by the Company employees, officers, directors, consultants, independent contractors, advisors, or other persons who have performed services for the Company that are subject to existing restricted stock purchase agreements or stock option exercise agreements disclosed in Schedule 4.5(a) or (b) under which the Company has the right to repurchase such shares at cost, or other agreed basis, upon the occurrence of certain events, such as termination of employment or services;

(y)                                 the Company will not agree or commit to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, the Company agrees to consult in good faith, cooperate and confer on a regular basis with one or more representatives of Parent designated by Parent to report operational matters of materiality, in order to allow for an orderly transition.  In furtherance of the foregoing, the Company agrees to expend commercially reasonable efforts to work jointly in good faith with Parent between the date hereof and the Effective Time to plan and prepare for the reconfiguration of the websites maintained by the Company on or after the Closing in accordance with jointly developed specifications.

SECTION 7.2                          Access to Information.

(a)                                  From the date hereof until the Effective Time and subject to applicable law and the confidentiality agreement between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties (including for the purposes of conducting Phase I environmental site assessments), books and records of the Company, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its investigation of the Company.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

(b)                                 The Company shall not be required to permit any inspection or to disclose any information, which would result in the disclosure of any trade secrets of third parties that are the subject of a contract to which the Company is a party or violate any obligation of the Company with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party for such inspection or disclosure.  All requests for information pursuant to this Section 7.2 shall be directed to an executive officer of the Company or such person as may be designated by any such executive officer.  Upon termination of this Agreement, at the Company’s request, Parent will collect and deliver to the Company all such documents obtained by it or its representatives then in its possession and any copies thereof.

SECTION 7.3                          No Solicitation; Other Offers.  From the date hereof (or with respect to a party that executes this Agreement or a joinder thereto at a later date, as of such date of execution) until the termination hereof, the Holders who have executed this Agreement or a joinder thereto and the Company will not, and will cause its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company not to, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of the Company (including any acquisition structured as a merger, consolidation, or share exchange), (ii) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any material assets of the Company, or (iii) participate in any discussions or negotiations with any Person regarding, or that reasonably may be expected to lead to, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek, any of the foregoing.  The Company will promptly notify any party with which discussions or negotiations of the nature described above are pending, if any, that the Company is terminating such discussions or negotiations.  The Company will notify Parent immediately (but in any event within 24 hours) if any Person makes any proposal, offer, or bona fide inquiry with respect to any of the foregoing, and provide the identity of such Person and the terms of such proposal, offer or bona fide inquiry.  This Section 7.3 shall not restrict any communication between the Company and any Holder solely with respect to its rights and status as a shareholder of the Company, but shall not allow the Company to directly or indirectly (i) solicit, initiate, or encourage the submission of any proposal or offer from such Shareholder relating to the acquisition of any capital stock or other voting securities of the Company (including any acquisition structured as a merger, consolidation, or share exchange), (ii) solicit, initiate, or encourage the submission of any proposal or offer from any Shareholder relating to the acquisition of any material assets of the Company, or (iii) participate in any discussions or negotiations with any Shareholder regarding, or that reasonably may be expected to lead to, furnish any information (other than information to which such person is legally entitled as a shareholder) with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Shareholder to do or seek any of the foregoing.

SECTION 7.4                          Notices of Certain Events.  The Company shall promptly notify Parent of:

(a)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)                                 any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions;

(c)                                  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company that relate to the consummation of the Transactions; and

(d)                                 any material breach of a representation or warranty of the Company contained herein or the occurrence of any event that could reasonably be expected to have a Material Adverse Effect on the Company.  No such notification shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or in the disclosure schedules.

SECTION 7.5                          Approval of Company Shareholders.  The Company shall cause a meeting of its shareholders (the “Shareholder Meeting”) to be duly called and held as soon as reasonably practicable, with written notice thereof to be given and a summary of this Agreement and any other relevant disclosure information to be provided in accordance with applicable law, for the purpose of voting on (i) the approval and adoption of this Agreement and the Merger, (ii) any other matters submitted to the shareholders in connection with the transactions contemplated hereby (collectively, the “Shareholder Proposals”).  Notwithstanding the foregoing, the Company may take such actions as are required by applicable law to obtain the written consent (in lieu of the Shareholder Meeting) of the shareholders of the Company to the approval and adoption of the Shareholder Proposals as soon as reasonably practicable following the date hereof.  The directors of the Company shall recommend approval and adoption of the Shareholder Proposals by the Shareholders of the Company.  In connection with the Shareholder Meeting or the solicitation of written consents in lieu thereof, the Company will use its best efforts to obtain the necessary approvals by its shareholders of the Shareholder Proposals and will otherwise comply with all legal requirements applicable to the Shareholder Meeting or the solicitation of written consents in lieu thereof.  The Company shall provide Parent with the opportunity to review and provide comments on such disclosure information at a reasonable time prior to the circulation of such materials to the Shareholders and will in good faith consider all comments made by Parent.  Such disclosure information will be prepared by the Company and be in form and substance reasonably satisfactory to Parent, with indication of such satisfaction not to be unreasonably withheld or delayed; provided, however, if Parent has not indicated to the Company whether it is satisfied with such disclosure information within five business days of Parent’s receipt of a materially complete draft of such disclosure information, Parent shall be deemed to have indicated such satisfaction.

SECTION 7.6                          Noncompetition and Nonsolicitation by Majority Holder

(a)                                  During a period of two (2) years after the Closing, the Majority Holder (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined) anywhere in the United States; (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Parent or the Surviving Corporation; and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with Parent or the Surviving Corporation.  The Majority Holder understands that the restrictions set forth in this Section are intended to protect the Parent and the Surviving Corporation’s interest in its confidential information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  The parties expressly agree that no consideration other than his proportionate share of the Merger Consideration shall be received by the Majority Holder in exchange for his grant of the covenants contained in this Section 7.6(a).

(b)                                 For purposes of this Agreement, the term “Competing Business” shall mean any video-gaming related business which is competitive with any business that the Company or any of its affiliates conducted prior to Closing or any business Parent or the Surviving Corporation or any of their Affiliates conducts at any time during the employment of the Majority Holder by Parent or the Surviving Corporation (including, for these purposes, any products or services of which the Majority Holder has knowledge that the Company or Surviving Corporation has in development and plans to release within twelve months of the date of the termination of the Majority Holder’s employment).  Notwithstanding the foregoing, the Majority Holder may (i) be employed by any entity involved in a Competing Business so long as the Majority Holder does not participate in the portion of the entity that is involved in the Competing Business; (ii) be employed by an entity that engages in a Competing Business so long as such entity receives less than ten percent (10%) of its revenue from the Competing Business; and (iii) own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(c)                                  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

ARTICLE 8

COVENANTS OF PARENT

Parent agrees that:

SECTION 8.1                          Employee Matters.

(a)                                  Following the Effective Time Parent shall cause employees of the Company (“Company Employees”) to be covered under employee benefit plans that are substantially comparable, in the aggregate, to the employee benefit plans of the Parent under which similarly situated employees of Parent are covered.  Parent shall cause service with the Company to be recognized as service for eligibility and vesting (but not accrual of benefits, except that such service shall count toward the accrual of benefits after the Closing Date under vacation, disability and severance plans of Parent) purposes of all employee benefit and compensation plans and arrangements applicable to Company Employees after the Effective

Time, to the extent such service was credited under comparable plans and arrangements of the Company prior to the Effective Time.  From and after the Effective Time, in the case of any employee benefit plan of Parent or any Parent Subsidiary that is an employee health or life insurance plan and in which employees of the Company become eligible to participate (any such plan, an “Parent Welfare Plan”), Parent shall cause such Parent Welfare Plan to (i) waive any pre-existing conditions of any such employee that were covered under the Company Employee Plan in which such employee was a participant immediately prior to commencement of participation in the Parent Welfare Plan and (ii) provide a credit for any deductibles or out-of-pocket expenses paid by any such employee pursuant to the Company Employee Plan in which such employee was a participant immediately prior to commencement of participation in the Parent Welfare Plan in the calendar year in which such commencement of participation occurs.

(b)                                 No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with Parent and no provision of this Agreement shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by Parent.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Company.

SECTION 8.2                          Information.  Until the Effective Time, Parent shall promptly notify the Company of any material breach of a representation or warranty of Parent contained herein or the occurrence of any event constituting a Material Adverse Effect on the Parent’s ability to consummate the Transactions.

SECTION 8.3                          Tax Returns.  As soon as practicable following the Effective Time, Parent shall file or shall cause the Surviving Corporation to file all required Returns.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

SECTION 9.1                          Reasonable Best Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including, in the case of Parent, causing Merger Subsidiary to take such actions.  In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (and any other filings required under or the laws of any jurisdiction regulating competition or antitrust matters, including those set forth on Schedule 10.1) with respect to the transactions contemplated hereby as promptly as practicable and in any event within forty business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (or the laws of any jurisdiction regulating competition or antitrust matters) and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (or the laws of any jurisdiction regulating competition or antitrust matters) as soon as practicable.

(b)                                 In connection with the efforts referenced in Section 9.1(a) to obtain all requisite approvals and authorizations for the Transactions under the HSR Act or any other Antitrust Law, each of Parent and Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

SECTION 9.2                          Certain Filings.  The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 9.3                          Public Announcements.  Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with any national securities exchange, neither Parent nor the Company shall issue any press release or make any public statement with respect to this Agreement or the Transactions without the prior consent of the other party, which consent shall not be unreasonably withheld.

SECTION 9.4                          Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.  The Holder Representative from time to time after the Closing at the request of Parent and without further consideration shall execute and deliver such further instruments of transfer or other documents as Parent may reasonably require to fully implement the Transactions.

SECTION 9.5                          Parent Guarantee.  Parent unconditionally guarantees the obligations of Merger Subsidiary hereunder and shall cause Merger Subsidiary to perform all of its covenants hereunder.

ARTICLE 10

CONDITIONS TO THE MERGER

SECTION 10.1                    Conditions to Obligation of Parent and Merger Subsidiary.  The obligation of Parent and Merger Subsidiary to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                  the representations and warranties of the Company and the Holders set forth in Articles 4 and 5 above which are not qualified by “materiality” or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date and the representations and warranties of the Company and the Holders set forth in Articles 4 and 5 above which are qualified by “materiality” or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date;

(b)                                 the Company and the Holders shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

(c)                                  there shall not be any judgment, order, decree, stipulation, injunction (temporary or permanent), or charge in effect preventing the consummation of any of the transactions contemplated by this Agreement;

(d)                                 all applicable waiting periods (and any extensions thereof) or approvals required under the HSR Act or the laws of any jurisdiction regulating competition or antitrust matters set forth on Schedule 10.1 shall have expired or otherwise been terminated and all other Governmental approvals, if any, required for the consummation of the Transactions shall have been obtained and be in effect as of the Closing Date;

(e)                                  There shall not have occurred any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Company;

(f)                                    the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 10.1(a)-(e) is satisfied; provided that such certificate may disclose any facts or circumstances arising after the date hereof which would cause any representations or warranties to be incorrect or agreements or covenants to be unfulfilled (and such disclosure shall not be deemed to cure any breach or misrepresentation);

(g)                                 Holders of not more than five percent (5%) of the Company Shares shall have exercised any appraisal or dissenters rights;

(h)                                 All other consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, in form and substance reasonably satisfactory to Parent, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company;

(i)                                     Parent and the Merger Subsidiary shall have received from counsel to the Company an opinion concerning customary matters in form and substance satisfactory to Parent;

(j)                                     The Company and the Holders shall have entered into the Escrow Agreement;

(k)                                  The Investors Rights Agreement shall have been terminated;

(l)                                     The Company’s shareholders shall have approved the Transactions in accordance with the California Code; and

(m)                               Each Holder who is a married natural person shall have delivered an executed spousal consent in form and substance reasonably satisfactory to Parent.

SECTION 10.2                    Conditions to Obligation of the Company and the Holders.  The obligation of the Company and the Holders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                  the representations and warranties of Parent set forth in Article 6 above which are not qualified by “materiality” or Material Adverse Effect shall be true and correct in all material respects at and as of the Closing Date and the representation and warranties of Parent set forth in Article 6 above which are qualified by “materiality” or Material Adverse Effect shall be true and correct in all respects at and as of the Closing Date;

(b)                                 Parent and Merger Subsidiary shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

(c)                                  there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing the consummation of any of the transactions contemplated by this Agreement;

(d)                                 all applicable waiting periods (and any extensions thereof) or approvals required under the HSR Act and the laws of any foreign jurisdiction regulating competition or antitrust matters set forth on Schedule 10.2 shall have expired or otherwise been terminated;

(e)                                  the Parent shall have delivered to the Company and the Holders, a certificate to the effect that each of the conditions specified above in Sections 10.2(a)-(d) is satisfied; provided that such certificate may disclose any facts or circumstances arising after the date hereof which would cause any representations or warranties to be incorrect or agreements or covenants to be unfulfilled; and

(f)                                    the Company’s shareholders shall have approved the Transactions.

ARTICLE 11

TERMINATION

SECTION 11.1                    Termination of Agreement.  The parties may terminate this Agreement as provided below:

(a)                                  The parties may terminate this Agreement by written consent of the Company, the Holder Representative and Parent at any time prior to the Closing;

(b)                                 Parent may terminate this Agreement by giving written notice to the Company and the Holder Representative at any time prior to the Closing in the event the Company or any Holder that has executed this Agreement or a joinder thereto has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach is not cured upon the earlier to occur of (x) ten (10) business days after notice of such breach has been given by Parent to the Company and the Holder Representative or (y) the date this Agreement is terminated pursuant to paragraph 11.1(d) below;

(c)                                  The Company and the Holder Representative may terminate this Agreement by giving written notice to Parent at any time prior to the Closing in the event Parent or Merger Subsidiary has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach is not cured upon the earlier to occur of (x) ten (10) business days after notice of such breach has been given by the Company and the Holder Representative to Parent and Merger Subsidiary or (y) the date this Agreement is terminated pursuant to paragraph 11.1(d) below; and

(d)                                 Any of the Company, the Holder Representative or Parent may terminate this Agreement if the Closing has not occurred prior to one hundred twenty (120) days from the date hereof; provided, that no party then in breach may have the right to terminate this Agreement under the terms hereof.

SECTION 11.2                    Effect of Termination.  If the Company, the Holder Representative or Parent terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party, except for any liability of any party then in breach of any representations, warranties, covenants or obligations hereunder.  Notwithstanding the foregoing, the provisions of Sections 3.10, 9.3, 11.2, 11.3, 13.3, 13.5, and 13.6 shall survive any termination hereof pursuant to Section 11.1.

SECTION 11.3                    Expense Reimbursement.  Notwithstanding Section 13.3, in the event that (x) this Agreement is terminated at a time subsequent to which a third party has asserted (in writing) claims or facts that would constitute a breach by the Company or the Majority Holder of the representations and warranties in Section 4.5(c) or Section 5.3(b) and (y) at any time prior to the twelve month anniversary of such termination of this Agreement, the Company or the Majority Holder enters into or definitive agreement relating to a transaction in which a shareholder of the Company (or an affiliate of such shareholder), directly or indirectly, acquires more than 50% of the voting equity of the Company (whether by merger, stock purchase or the like) or, directly or indirectly, acquires substantially all of the assets of the Company, then, subject to the consummation of such acquisition, the Company shall pay all of Parent’s out-of-pocket costs and expenses incurred in connection with this Agreement, including, without limitation, fees and disbursements of accountants and attorneys.  Such payment shall be made in immediately available funds upon the consummation of such transaction.

ARTICLE 12

SURVIVAL AND INDEMNIFICATION

SECTION 12.1                    Survival of Representations and Warranties.  All of the representations and warranties and pre-closing covenants and agreements contained in this Agreement have been relied upon and shall survive the Closing and continue in full force and effect until twelve (12) months following the Effective Time; provided that the representations and warranties in Sections 4.5, 4.16, 5.3, 6.5 and the agreement set forth in Section 13.3 shall survive indefinitely.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof or other claim giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

SECTION 12.2                    Indemnification Provisions for the Benefit of Parent and Merger Subsidiary.

(a)                                  From and after the Effective Time and subject to the limitations set forth herein, the Holders agree, severally and not jointly, to indemnify Parent and its Affiliates against and hold them harmless from, and as to each Holder on whose behalf the Escrowed Consideration has been deposited into the Escrow Fund, Parent shall be entitled to indemnification as to such Holder exclusively from the Escrow Fund for, any and all Losses incurred or suffered by Parent, and any Affiliate of Parent or the Company resulting from, arising out of, relating to, or caused by (i) a misrepresentation or breach by the Company of any representation or warranty contained in Article 4 or any exhibit, schedule or other document delivered pursuant to this Agreement, or any covenant or agreement of the Company or Holder Representative contained in this Agreement or any exhibit, schedule or other document delivered in connection with this Agreement, or (ii) that certain litigation known as Michael Ring and Frank Ring v. MPath Interactive, Inc., HearMe and GameSpy Industries, Inc., filed in the United States District Court Southern District of New York, Index No. 120561/01; provided, however, that, in the case of either clause (i) or (ii) above no such Loss shall be indemnified hereunder if and to the extent that, the underlying liability or claim also gave rise to a reduction in the Merger Consideration under Section 3.4(a)(i) or (c).

(b)                                 From and after the Effective Time and subject to the limitations set forth herein, each Holder, severally and not jointly, agrees to indemnify Parent and its Affiliates against and hold them harmless from any and all Losses incurred or suffered by Parent, and Affiliate of Parent or the Company resulting from, arising out of, relating to, or caused by a misrepresentation or breach by the Holder of any representation or warranty contained in Article 5 or any exhibit, schedule or other document delivered pursuant to this Agreement, or any covenant or agreement of the Holder contained in this Agreement or any exhibit, schedule or other document delivered in connection with this Agreement.

(c)                                  From and after the Effective Time and subject to the limitations set forth herein, each Holder, severally and not jointly, agrees to indemnify Parent and its Affiliates against and hold them harmless from any and all severance amounts (consistent with the Company’s past practice or agreements entered into prior to Closing) paid to, or Losses related to the termination of, any employees, independent contractors or consultants who are (x) hired by the Company after the date hereof and prior to the Effective Time, and (y) terminated by Parent or the Surviving Corporation within ninety (90) days following the Closing, but excluding any such employee, independent contractor or consultant with respect to which Parent has given its prior written consent to such individual being hired by the Company.

(d)                                 For all purposes under this Agreement, any liability that shall be undertaken by the Holders on a several, but not joint, basis, shall mean either (a) if any such Loss relates solely to such Holder or actions taken solely by such Holder in his, her or its capacity as a shareholder or optionholder of the Company, the total of such related Loss, or (b) if any such Loss does not relate to any particular Holder or actions taken by a particular holder, a percentage of such Loss equal to each Holder’s percentage ownership of Company Stock (assuming for this purpose that all Company Options had been exercised) at the Effective Time; provided, however, that no holder of Company Options shall be liable under this Article 12 for any amounts in excess of his, her or its proceeds received under Section 3.6 (after giving effect to all other indemnification payments made by such Holder).

SECTION 12.3                    Indemnification Provisions for the Benefit of the Company and the Holders.  From and after the Effective Time and subject to the limitations set forth herein, Parent agrees to indemnify the Company and the Holders from and against any Losses the Company or the Holders may suffer resulting from, arising out of, relating to, or caused by a misrepresentation or breach by Parent or Merger Subsidiary of the representations and warranties contained in Article 6 or any exhibit, schedule or other document delivered pursuant to this Agreement, or the covenants and agreements of Parent or Merger Subsidiary contained in this Agreement or any exhibit, schedule or other document delivered pursuant to this Agreement.

SECTION 12.4                    Matters Involving Third Parties.

(a)                                  If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”) under this Article 12, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b)                                 The Indemnifying Party will have the right to elect, by written notice within ten (10) business days of notification of such claim, to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Third Party Claim involves only money damages in an amount (together with the amount of all then pending Third Party Claims and all other pending claims for indemnification hereunder) less than the maximum amount that the Indemnifying Party is then obligated to indemnify the Indemnified Party and does not seek an injunction or other equitable relief unless the equitable relief sought could not have a Material Adverse Effect on the Indemnified Party; provided that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages that are paid in full by the Indemnifying Party and does not impose an injunction, other equitable relief or other liabilities or obligations upon the Indemnified Party.  The Indemnified Party may participate in such defense through counsel of its own choosing at its own expense, notwithstanding the foregoing, if the Indemnified Party has reasonably concluded (upon the advice of counsel to the Indemnified Party) that (i) there may reasonably be legal defenses available to them that are different from or in addition to or inconsistent with those available to the Indemnifying Party, or (ii) there is any conflict of interest between the Indemnifying Party and any Indemnified Party, such Indemnified Party shall be permitted to participate in the defense of such action with counsel selected by such Indemnified Party, which counsel shall be reasonably acceptable to the Indemnifying Party, and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel, subject to receiving reasonable documentation of such fees and expenses.

(c)                                  Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 12.4(b), the Indemnified Party may defend against the Third Party Claim in any manner he or it may reasonably deem appropriate.

(d)                                 In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

SECTION 12.5                    Calculation of Losses.  The amount of any Losses for which indemnification is provided under this Article 12 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses and any Tax benefit actually received to the Indemnified Party by reason of such Losses (less expenses incurred in obtaining such insurance amounts and excluding any Tax benefit arising from a timing difference under Tax law).

SECTION 12.6                    Exclusive Remedy.  Except as otherwise specifically provided in this Agreement, Parent and Merger Subsidiary acknowledge that their sole and exclusive remedy after the Closing with respect to any and all Losses resulting from, arising out of, relating to or caused by a misrepresentation or breach by the Company or any Holders which is indemnifiable pursuant to Section 12.2 (other than claims of, or causes of action arising from, fraud or willful breach) shall be pursuant to the indemnification provisions set forth in this Article 12.  Except as otherwise specifically provided in this Agreement, the Company and the Holders acknowledge that their sole and exclusive remedy after the Closing with respect to any and all Losses resulting from, arising out of, relating to or caused by a misrepresentation or breach by the Parent or Merger Subsidiary which is indemnifiable pursuant to Section 12.3 (other than claims of, or causes of action arising from, fraud or willful breach) shall be pursuant to the indemnification provisions set forth in this Article 12.

SECTION 12.7                    Recourse Against Escrowed Consideration.  Subject to Section 12.8, any claim by Parent or any of its Affiliates against the Holders on whose behalf the Escrowed Consideration has been deposited into the Escrow Fund pursuant to this Agreement for Losses payable under Section 12.2, shall be payable only out of the Escrowed Consideration for all amounts due to Parent from such Holders with respect to such claim.

SECTION 12.8                    Limitations.

(a)                                  From and after the Effective Time, neither Parent nor Merger Subsidiary shall be entitled to indemnification from and against any Losses caused by the breach of any representation or warranty of the Holders or the Company under Section 12.2 (A) until Parent and Merger Subsidiary have suffered aggregate Losses by reason of all breaches in excess of $200,000 (after which point, subject to clause (B) below, Parent and Merger Subsidiary will be entitled to indemnification from and against all subsequent Losses), (B) to the extent Losses suffered by Parent or Merger Subsidiary and for which Parent or Merger Subsidiary have received payments pursuant to this Article 12 equal to $5,460,000 (after which point neither Parent nor Merger Subsidiary will be entitled to any further indemnification from and against any other such Losses).  All calculations of Losses shall be determined without regard to any Material Adverse Effect qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder.

(b)                                 From and after the Effective Time, the Parent shall not have any obligation under Section 12.3 above to indemnify the Holders or the Company from and against any Losses caused by the breach of any representation or warranty of Parent or Merger Subsidiary (A) until the Holders and the Company have suffered aggregate Losses by reason of all breaches in excess of $200,000 (after which point, subject to clause (B) below, Parent will be obligated to indemnify the Holders and the Company from and against all subsequent Losses), (B) to the extent Losses suffered by the Holders or the Company and for which the Holders and the Company have received payments pursuant to this Article 12 equal to $5,460,000 (after which point Parent will not have any obligation to indemnify the Holders or the Company from and against any other such Losses).  All calculations of Losses shall be determined without regard to any Material Adverse Effect qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder.

(c)                                  The limitations set forth in paragraph 12.8(a) above and in Section 12.7 shall not apply with respect to a breach by the Company or any Holder of the representations and warranties set forth in Sections 4.5, 4.16, 4.17, 4.22 or 5.3 or a breach of the agreement set forth in Section 13.3.  The limitation set forth in paragraph 12.8(a)(A) above shall not apply with respect to claims for indemnification under Section 12.2(a)(ii) above.

SECTION 12.9                    Tax Matters.  The following provisions shall govern the allocation of responsibility as between Parent and the Holders for certain Tax matters following the Closing Date relating to taxable periods beginning before the Closing Date .  For purposes of this Section 12.9, certain terms have the meanings defined in Section 4.17(g).

(a)                                  Cooperation on Tax Matters.

(i)                                     Parent, the Company and the Holders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 12.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and the Holders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until six months after the expiration of the statute of limitations (and, to the extent notified by Parent or the Holders, any extensions thereof) for the respective Tax periods, and to abide by all record retention agreements entered into with any Tax Authority.

(ii)                                  Parent and the Holders agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)                               Parent and the Holders agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(b)                                 Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(c)                                  Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Holders.

ARTICLE 13

MISCELLANEOUS

SECTION 13.1                    Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by commercial overnight courier (such as Express Mail, Federal Express, etc.) with written verification of receipt or by telecopy.  A notice shall be deemed given: (a) when delivered by personal delivery (as evidenced by the receipt); (b) one (1) business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (c) on the date of confirmation if telecopied.

if to Parent or Merger Subsidiary, to:

IGN Entertainment, Inc.
8000 Marina Blvd., 2nd Floor
Brisbane, CA  94005
Attention:  Mark Jung
Fax:  (415) 508-2777

with a copy to:

Great Hill Partners, LLC
One Liberty Square
Boston, MA  02109
Attention:  Christopher Gaffney
Fax:  (617) 790-9401

David F. Dietz, P.C.
Goodwin Procter LLP
53 State Street
Boston, MA  02109
Fax:  (617) 523-1231

if to the Company, to:

GameSpy Industries, Inc.
18002 Skypark Circle
Irvine, California
Attention:  Mark Surfas
Fax:  (949) 553-4850

with a copy to:

Mark A. Harris
McDermott, Will & Emery
227 West Monroe Street
Chicago, Illinois  60606
Fax:  (312) 984-7700

if to the Holders or the Holder Representative, to:

Mark Surfas
44 Calle Vista del Sol
San Clemente, CA  92673
Fax:  (949) 553-4850

with a copy to:

Mark A. Harris
McDermott, Will & Emery
227 West Monroe Street
Chicago, Illinois  60606
Fax:  (312) 984-7700

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

SECTION 13.2                    Amendments; No Waivers.

(a)                                  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company, the Holder Representative (in accordance with his authority granted hereunder), Parent and Merger Subsidiary or, in the case of a waiver, by each party against whom the waiver is to be effective.  If an amendment is approved by the board of directors of each constituent corporation and, if it changes any of the principal terms of this Agreement (within the meaning of California Code), by the outstanding shares of each constituent corporation in the same manner as the original Agreement, the Agreement so amended shall then constitute the Agreement of Merger.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 13.3                    Expenses.  Each of Parent, Merger Subsidiary and the Company Holder shall bear its own fees and expenses in connection with the negotiation, preparation and consummation of the Transactions, subject to the purchase price adjustments related to Transaction Expenses set forth in Section 3.4(a) and (c) and Section 12.10.

SECTION 13.4                    Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

SECTION 13.5                    Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to the conflicts of law rules of such state; provided that all matters relating to Articles 2 and 3 and the Holders’ rights thereunder shall be governed by the California Code.

SECTION 13.6                    Dispute Resolution.  The parties hereto agree that, from and after the Effective Time, any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby shall be submitted to arbitration other than disputes in which one of the parties is seeking equitable relief, such as specific performance.  The parties shall negotiate in good faith and use all reasonable efforts to agree upon a resolution of any dispute after receipt of written notice of such dispute from a party.  If the parties cannot agree on an amicable settlement within 30 days from written submission of the matter by one or more of the parties to the other party or parties, the matter shall be submitted to arbitration. The party or parties invoking arbitration shall select one arbitrator, the other party or parties shall appoint one arbitrator, and the two arbitrators so appointed shall select a third arbitrator.  In the event such arbitrators cannot agree upon a third arbitrator, a third arbitrator shall be selected in accordance with the rules as then in effect of the American Arbitration Association.  If any party fails to select an arbitrator within 30 days after the matter is submitted to arbitration, the other party may cause the American Arbitration Association to select an arbitrator for the defaulting party.  The decision of two of the three arbitrators so appointed as to the validity of any claim shall be conclusive and binding upon the parties to this Agreement.  Any such arbitration shall be held in Orange County, California under the rules to be mutually agreed upon by the arbitrators selected by the parties or, if no such agreement can be reached, under the rules as then in effect of the American Arbitration Association.  The official language of any such arbitration will be English.  Each party to any such arbitration shall pay its own expenses; provided that the fees, costs and expenses of the third arbitrator shall be borne equally by the party or parties invoking arbitration, on the one hand, and the other party or parties, on the other hand.

SECTION 13.7                    Counterparts; Effectiveness; Benefit.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 13.8                    Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 13.9                    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 13.10              Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 13.11              Interpretation.  Each party to this Agreement and its legal counsel have reviewed and revised this Agreement.  The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

SECTION 13.12              Tax Disclosure.  Notwithstanding anything herein to the contrary, each party to this Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the “Tax Transactions”) and all materials of any kind (including opinions or other tax analyses) that are provided to it related to such tax treatment and tax structure; provided, however, that such disclosure may not be made until the earlier of (i) the date of the public announcement of discussions related to the Tax Transactions, (ii) the date of the public announcement of the Tax Transactions or (iii) the date of the execution of an agreement to enter into the Tax Transactions.  It is understood that there are no limits at any time on the ability of any party to consult its own independent tax advisor regarding the tax treatment or tax structure of the Tax Transactions.  This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.  This authorization is not intended to permit disclosure of any other information including, without limitation, (i) any portion of any materials to the extent not related to the transaction’s tax treatment or tax structure, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction’s tax treatment or tax structure), or (v) any other term or detail not relevant to the transaction’s tax treatment or tax structure.

*                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IGN ENTERTAINMENT, INC.

By:	/s/ MARK A. JUNG
Name:	Mark A. Jung
Title:	CEO & President

By:	/s/ DAVID F. DIETZ
Name:	David F. Dietz
Title:	Secretary

IGN ACQUISITION CORP.

By:	/s/ MARK A. JUNG
Name:	Mark A. Jung
Title:	President

By:	/s/ MARK A. JUNG
Name:	Mark A. Jung
Title:	Secretary

GAMESPY INDUSTRIES, INC.

By:	/s/ JONATHAN A. EPSTEIN
Name:	Jonathan A. Epstein
Title:	President & Secretary

By:	/s/ MARK SURFAS
Name:	Mark Surfas
Title:	Chairman

S-1

HOLDERS

/s/ MARK SURFAS 12/4/03
/s/ FRED THIEL 12/4/03
/s/ JONATHAN A. EPSTEIN

S-2

Exhibit A

List of Holders

[List of Holders has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

Exhibit B

Escrow Agreement

[Escrow Agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

Exhibit C

Deposit Escrow Agreement

[Deposit Escrow Agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Commission upon request.]

Seller Disclosure Letter

[Seller Disclosure Letter has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this letter will be furnished supplementally to the Commission upon request.]

Buyer Disclosure Letter

[Buyer Disclosure Letter has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of this letter will be furnished supplementally to the Commission upon request.]